Exhibit 4.5

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of the Preferred Class C Shares of

Cempra Holdings, LLC

Dated as of December 20, 2011 (the “Effective Date”)

WHEREAS, CEMPRA HOLDINGS, LLC, a Delaware limited liability company (the “Company”), has entered into a Loan and Security Agreement of even date herewith (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Warrantholder”);

WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of its Preferred Class C Shares (as defined below) pursuant to this Warrant Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE PREFERRED CLASS C SHARES.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to the aggregate number of shares of fully paid and non-assessable shares of the Preferred Class C Shares as is equal to the quotient derived by dividing (a) $1,000,000 by (b) the Exercise Price (as defined below) in accordance with the schedule set forth below:

(i) Closing Date. The aggregate number of shares of Preferred Class C Shares that the Warrantholder may initially subscribe for and purchase under this Agreement shall equal to the quotient derived by dividing (a) $400,000 by (b) the Exercise Price.

(ii) Future Term Loan B Advances. On the date the Company achieves the Term Loan B Availability Milestone (as defined in and pursuant to the Loan Agreement) and receives an Advance (as defined in and pursuant to the Loan Agreement), then the aggregate number of shares of Preferred Class C Shares that the Warrantholder may subscribe for and purchase under this Agreement shall be increased by an amount equal to the quotient derived by dividing (a) four percent (4%) of the amount of the Advance to the Company, up to $400,000, by (b) the Exercise Price.

The number and Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Charter” means the Company’s Certificate of Formation or other constitutional document, as may be amended from time to time.

“Common Shares” means the Company’s common stock (or, if the Company shall theretofore have converted to a corporation, the common stock of Successor).

“Exercise Price” shall mean, at the option of the Warrantholder, the lesser of (a) $1.079 per share, subject to adjustment pursuant to Section 8, and (b) the price per share of Next Round Stock paid by investors in the Next Round, subject to adjustment pursuant Section 8; provided that, in the event an Initial Public Offering occurs before any such Next Round, the Exercise Price shall be $1.079 per share, subject to adjustment pursuant to Section 8.

“Initial Public Offering” means the initial underwritten public offering of the Common Shares pursuant to a registration statement under the Act, which public offering has been declared effective by the Securities and Exchange Commission (“SEC”).

“Merger Event” means a merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of capital stock of another entity.

“Operating Agreement” means the Company’s Second Amended and Restated Limited Liability Company Agreement dated as of May 13, 2009, as amended through the date hereof and as further amended and/or restated and in effect from time to time.

“Preferred Class C Shares” means the Preferred Class C Shares of the Company and any other stock into or for which the Preferred Class C Shares may be converted or exchanged, and upon and after the occurrence of an event which results in the automatic or voluntary conversion, redemption or retirement of all (but not less than all) of the outstanding shares of such Preferred Class C Shares, including, without limitation, the consummation of an Initial Public Offering of the Common Shares in which such a conversion occurs, then from and after the date upon which such outstanding shares are so converted, redeemed or retired, “Preferred Class C Shares” shall mean such Common Shares; provided that upon the closing of the sale or issuance by the Company of its next round of private equity securities prior to an Initial Public Offering (“Next Round Stock”) after the Effective Date in a transaction or series of related transactions in which the Company receives gross proceeds of at least $ 5,000,000 (“Next Round”), at the option of the Warrantholder, the Preferred Stock shall be of the same class and series as the Next Round Stock.

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Preferred Class C Shares requested to be exercised under this Agreement pursuant to such exercise.

“Successor” means any corporation into which the Company might convert pursuant to a statutory conversion.

SECTION 2. TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Preferred Class C Shares as granted herein (the “Warrant) shall commence on the Effective Date and shall be exercisable for a period ending upon: (a) the later to occur of (i) ten (10) years from the Effective Date or (ii) five (5) years after the Initial Public Offering; or (b) the consummation of a Merger Event in which the holders of Preferred Class C Shares receive cash or cash equivalents in such transaction with an aggregate value per share of Preferred Class C Shares which is greater than two times the Exercise Price.

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Preferred Class C Shares purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any. Upon exercise prior to the Company’s conversion to a corporation, Warrantholder must execute a counterpart signature page, joinder agreement or other instrument to the Operating Agreement as a member thereunder with respect to the Preferred Class C Shares issued upon such exercise.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Preferred Class C Shares to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Preferred Class C Shares in accordance with the following formula:

X = Y(A-B) A

Where:	X =	the number of shares of Preferred Class C Shares to be issued to the Warrantholder.

Y = the number of shares of Preferred Class C Shares requested to be exercised under this Agreement.

A = the fair market value of one (1) share of Preferred Class C Shares at the time of issuance of such shares of Preferred Class C Shares.

	B =	the Exercise Price.

For purposes of the above calculation, current fair market value of Preferred Class C Shares shall mean with respect to each share of Preferred Class C Shares:

(i) if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” of the Common Shares specified in the final prospectus with respect to the offering and (y) the number of Common Shares into which each share of Preferred Class C Shares is convertible at the time of such exercise;

(ii) if the exercise is after, and not in connection with an Initial Public Offering, and:

(A) if the Common Shares are traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of Common Shares into which each share of Preferred Class C Shares is convertible at the time of such exercise; or

(B) if the Common Shares are traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of Common Shares into which each share of Preferred Class C Shares is convertible at the time of such exercise;

(iii) if at any time the Common Shares are not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of Preferred Class C Shares shall be the product of (x) the price per share which the Company could obtain from a willing buyer (not a current employee or director) for Common Shares sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and (y) the number of Common Shares into which each share of Preferred Class C Shares is convertible at the time of such exercise, unless the Company shall become subject to a Merger Event, in which case the fair market value of Preferred Class C Shares shall be deemed to be the per share value received by the holders of the Company’s Preferred Class C Shares on a common equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b) Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all Preferred Class C Shares subject hereto, and if the fair market value of one share of the Preferred Class C Shares is greater than the Exercise Price then in effect, and, if prior to the Company’s conversion, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration; provided, that, in the event the deemed exercise shall occur prior to the Company’s conversion to a corporation, the exercise shall be subject to Warrantholder’s execution of a joinder agreement making Warrantholder a party to the Company’s Operating Agreement. For purposes of such automatic exercise, the fair market value of one share of the Preferred Class C Shares upon such expiration shall be determined pursuant to Section 3(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Preferred Class C Shares, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4. RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Preferred Class C Shares to provide for the exercise of the rights to purchase Preferred Class C Shares as provided for herein, and shall have authorized and reserved a sufficient number of Common Shares to provide for the conversion of the Preferred Shares available hereunder.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6. NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of this Agreement.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Agreement. Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Preferred Class C Shares purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event. Except as provided in Section 2, if at any time there shall be a Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of Preferred Class C Shares or other securities or property of the successor corporation resulting from such Merger Event that would have been issuable if Warrantholder had exercised this Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and number of shares of Preferred Class C Shares purchasable) shall be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement. In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder chose to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration

(b) Reclassification of Shares. Except as set forth in Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. For purposes of clarity, upon the Company’s statutory conversion to a corporation in connection with the Initial Public Offering, Warrantholder shall be entitled to receive that number of shares of common stock of Successor on the same terms as holders of Preferred Class C Shares pursuant to the Plan of Conversion adopted in connection with such conversion.

(c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Preferred Class C Shares, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, and the number of shares of Preferred Class C Shares issuable upon exercise of this Agreement shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased, and the number of shares of Preferred Class C Shares issuable upon the exercise of this Agreement shall be proportionately decreased.

(d) Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i) pay a dividend with respect to the Preferred Class C Shares payable in Preferred Class C Shares, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Preferred Class C Shares outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Preferred Class C Shares outstanding immediately after such dividend or distribution; or

(ii) make any other distribution with respect to Preferred Class C Shares (or stock into which the Preferred Class C Shares is convertible), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Preferred Class C Shares (or other stock for which the Preferred Class C Shares is convertible) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such distribution.

(e) Antidilution Rights. Additional antidilution rights applicable to the Preferred Class C Shares purchasable hereunder are as set forth in Section 4.12 of the Operating Agreement and shall be applicable with respect to the Preferred Class C Shares issuable hereunder. The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Operating Agreement that impacts the antidilution rights applicable to the Preferred Class C Shares; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Preferred Class C Shares as of the date hereof unless such amendment, modification or waiver affects the rights of Warrantholder with respect to the Preferred Class C Shares in the same manner as it affects all other holders of Preferred Class C Shares. The Company shall provide Warrantholder with written notice of any issuance of its stock or other equity security (excluding issuances to employees or other service providers as a result of the exercise of stock options or grants to stock rights that are excluded from any antidilution adjustments under the Operating Agreement) to occur after the Effective Date of this Agreement promptly after the issuance of such stock or other equity security, which notice shall include (a) the price at which such stock or security is to be sold, (b) the number of shares to be issued, and (c) such other information as necessary for Warrantholder to determine if a dilutive event has occurred. For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this subsection (e), the forgoing subsection (d) and the Company’s Operating Agreement.

(f) Notice of Adjustments. If (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities (assuming Warrantholder consents to a dividend involving cash, property or other securities); (ii) the Company shall offer for subscription prorata to the holders of any class of its Preferred Class C Shares or other convertible stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) there shall be an Initial Public Offering; (v) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (vi) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least ten (10) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Class C Shares shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, sale, lease, license or other transfer of all or substantially all assets, dissolution, liquidation or winding up, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred Class C Shares shall be entitled to exchange their Preferred Class C Shares for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least ten (10) days’ written notice prior to the effective date thereof.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, or by reputable overnight courier with all charges prepaid, addressed to the Warrantholder at the address for Warrantholder set forth in the registry referred to in Section 7.

(g) Timely Notice. Failure to timely provide such notice required by subsection (f) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder. For purposes of this subsection (g), and notwithstanding anything to the contrary in Section 12(g), the notice period shall begin on the date Warrantholder actually receives a written notice containing all the information required to be provided in such subsection (f).

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Preferred Class C Shares. The Preferred Class C Shares issuable upon exercise of the Warrantholder’s rights has been duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Preferred Class C Shares issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Operating Agreement. The issuance of certificates for shares of Preferred Class C Shares upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred Class C Shares; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder; provided, further, that the Company shall not be required to pay any income tax obligations of Warrantholder.

(b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Preferred Class C Shares and the Common Shares into which it may be converted, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement: (1) does not violate the Company’s Charter or current Operating Agreement; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities. All issued and outstanding Common Shares, Preferred Class C Shares or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding Common Shares, Preferred Class C Shares and any other securities were issued in full compliance with all federal and state securities laws. In addition, as of the date immediately preceding the date of this Agreement:

(i) The authorized capital of the Company consists of (A) 110,000,000 Common Shares, of which 5,071,470 shares are issued and outstanding, (B) 21,773,669 shares of Class A redeemable convertible preferred stock, all of which are issued and outstanding and are convertible into 21,773,669 Common Shares, (C) 7,692,308 shares of Class B redeemable convertible preferred stock, all of which are issued and outstanding and are convertible into 8,449,233 Common Shares, and (D) 50,000,000 shares of Preferred Class C Shares, of which 42,649,063 are issued and outstanding and are convertible into 42,649,063 Common Shares.

(ii) The Company has reserved 14,500,000 Common Shares for issuance under its 2011 Equity Incentive Plan, none of which are outstanding. The Company has reserved 8,380,758 Common Shares for issuance under its 2006 Stock Plan, as amended, under which 6,800,202 options are outstanding. Except for convertible notes and warrants issued pursuant to the August 2011 Bridge Financing, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company. The Company has no outstanding loans to any employee, officer or director of the Company, and the Company agrees not to enter into any such loan or otherwise guarantee the payment of any loan made to an employee, officer or director by a third party.

(iii) The Company has reserved up to 4,635,768 Preferred Class C Shares issuable upon conversion of certain unsecured convertible promissory notes issued August 5, 2011 and an additional 1,158,942 Preferred Class C Shares issuable upon exercise of certain preferred stock warrants, dated August 5, 2011.

(iv) Except as set forth in the Operating Agreement and the Lender’s rights under the Loan Agreement, no shareholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock.

(e) Insurance. The Company has in full force and effect insurance policies, with extended coverage, insuring the Company and its property and business against such losses and risks, and in such amounts, as are customary for corporations engaged in a similar business and similarly situated and as otherwise may be required pursuant to the terms of any other contract or agreement.

(f) Other Commitments to Register Securities. Except as set forth in the Operating Agreement and the Cempra, Inc. Registration Rights Agreement, which shall become effective upon the Company’s conversion into a corporation, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued. Upon the Initial Public Offering, the Company shall provide registration rights to Warrantholder with respect to the Preferred Class C Shares issuable upon exercise of this Agreement to the same extent and pursuant to the same agreement, whether pursuant to the Operating Agreement or the Cempra Inc. Registration Rights Agreement, as the holders of Preferred Class C Shares, subject to Warrantholder’s execution of a counterpart signature page, joinder agreement or other instrument making Warrantholder a party to the applicable agreement with respect to the registration rights.

(g) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Preferred Class C Shares upon exercise of this Agreement, and the issuance of the Common Shares upon conversion of the Preferred Class C Shares, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(h) Compliance with Rule 144. If the Warrantholder proposes to sell Preferred Class C Shares issuable upon the exercise of this Agreement, or the Common Shares into which it is convertible, in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(i) Information Rights. During the term of this Warrant and to the extent such information is not otherwise publicly available, Warrantholder shall be entitled to (A) the information rights contained in Section 7.1(b) and 7.1(c) of the Loan Agreement, and Section 7.1(b) and 7.1(c) of the Loan Agreement is hereby incorporated into this Agreement by this reference as though fully set forth herein, provided, however, that the Company shall not be required to deliver a Compliance Certificate once all Indebtedness (as defined in the Loan Agreement) owed by the Company to Warrantholder has been repaid; and (B) within 30 days after the end of each quarter of each fiscal year, a capitalization table.

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. The right to acquire Preferred Class C Shares or the Preferred Class C Shares issuable upon exercise of the Warrantholder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Private Issue. The Warrantholder understands (i) that the Preferred Class C Shares issuable upon exercise of this Agreement is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Preferred Class C Shares pursuant to this Agreement or (ii) the Preferred Class C Shares issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Preferred Class C Shares or (B) Preferred Class C Shares issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e) Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(f) Joinder to Operating Agreement. Warrantholder agrees that, upon the Company’s request following any exercise or conversion of this Warrant prior to the Company’s conversion to a corporation, Warrantholder shall execute a counterpart signature page, joinder agreement or other instrument to the Operating Agreement as a member thereunder with respect to the Preferred Class C Shares issued upon such exercise or conversion.

(g) Lock-up. Warrantholder hereby agrees that during a period, not to exceed one hundred eighty (180) days, following the effective date of the initial, effective Registration Statement (as defined in the Operating Agreement) of the Company filed under the Securities Act of 1933, as amended, it shall not, to the extent requested by the Company and any underwriter, sell, pledge, Transfer (as defined in the Operating Agreement), make any short sale of, loan, grant any option for the purchase of, or otherwise Transfer or dispose of (other than to donees who agree to be similarly bound) any Common Shares held by it at any time during such period except Common Shares included in such registration, and Warrantholder further agrees to execute such agreements as may be reasonably requested by the underwriters that are consistent with Section 12.13 of the Operating Agreement or that are necessary to give further effect thereto; provided that all One Percent Unitholders (as defined in the Operating Agreement and all officers and Representatives (as defined in the Operating Agreement of the Company also enter into similar agreements (each such agreement, a “Market Stand Off Agreement”). Any such agreement shall be in a form satisfactory to the Holders (as defined in the Operating Agreement) of at least a majority of the Registrable Securities (as defined in the Operating Agreement. Neither the Company nor the underwriter shall amend, terminate or waive any such agreement unless each Market Stand Off Agreement with each Holder is also amended or waived in a similar manner or terminated, as the case may be. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the securities held by each Holder (and the Shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

SECTION 11. TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. Notwithstanding the foregoing, prior to any proposed transfer of this Warrant or the Preferred Class C Shares received upon the exercise of this Warrant (the “Securities”), unless there is in effect a registration statement under the Act covering the proposed transfer, the Warrantholder thereof shall give written notice to the Company of such Warrantholder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by either (i) an unqualified written opinion of legal counsel (which may be in-house counsel of Warrantholder) who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to Company’s counsel, to the effect that the proposed transfer of the Securities may be effected without registration under the Act and any applicable state securities laws, or (ii) a “no action” letter from the SEC to the effect that the transfer of such Securities without registration shall not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the Warrantholder of the Securities shall be entitled to transfer the Securities in accordance with the terms of the notice delivered by the Warrantholder to the Company; provided, however, no such registration statement or opinion of counsel shall be necessary for a transfer by a Warrantholder to any affiliate of such Warrantholder, or a transfer by a Warrantholder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Warrantholder hereunder. Each certificate evidencing the Securities transferred as above provided shall bear the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Act. Further, prior to the transfer of this Warrant to any transferee as permitted under this Section 11, such transferee must agree in writing to execute any documents necessary, including the Company’s form of joinder agreement, to become party to the Operating Agreement (or equivalent governing document), and subject to the terms thereof, upon any exercise or conversion of this Warrant into shares of the Company pursuant to the terms hereof.

SECTION 12. MISCELLANEOUS.

(a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrrantholder. If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

(c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(e) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Manuel Henriquez

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: (650) 473-9194

Telephone: (650) 289-3060

If to the Company:

CEMPRA HOLDINGS, LLC

Attention: Mark Hahn

6340 Quadrangle Drive, Suite 100

Chapel Hill, NC 27517

Facsimile:

Telephone:

With a copy to:

WYRICK ROBBINS YATES & PONTON LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attn: Ken E. Eheman

Facsimile: (919) 781-4865

Telephone: (919) 781-4000

or to such other address as each party may designate for itself by like notice.

(g) Entire Agreement; Amendments. This Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(h) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(i) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(j) No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(k) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(l) Governing Law. This Agreement have been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California. Delivery of Preferred Class C Shares to Warrantholder by the Company under this Agreement is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(m) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(f), and shall be deemed effective and received as set forth in Section 12(f). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(n) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(o) Arbitration. If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(p) Prejudgment Relief. In the event Claims are to be resolved by judicial reference, either party may seek from a court identified above, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(q) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	CEMPRA HOLDINGS, LLC

	By:	/s/ Prabhavathi Fernandes
	Title:	President and CEO
Notice Address: Attn: Prabhavathi Fernandes, Ph.D.
___________________________________
Facsimile: ( )

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ K. Nicholas Martitsch
	Title:	Associate General Counsel

EXHIBIT I

NOTICE OF EXERCISE

To:	CEMPRA HOLDINGS, LLC

(1)	The undersigned Warrantholder hereby elects to purchase [ ] shares of the Preferred Class C Shares of [ ], pursuant to the terms of the Agreement dated the [ ] day of [ , ] (the “Agreement”) between [ ] and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said shares of Preferred Class C Shares in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Title:
Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned CEMPRA HOLDINGS, LLC, hereby acknowledge receipt of the “Notice of Exercise” from Hercules Technology Growth Capital, Inc., to purchase [            ] shares of the Preferred Class C Shares of [                            ], pursuant to the terms of the Agreement, and further acknowledges that [                ] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	CEMPRA HOLDINGS, LLC

By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:
Holder’s Address: